Exhibit 10.1

PROMISSORY NOTE

October  29 , 2026

$1,000,000 (U.S.)[New York, New York]

FOR VALUE RECEIVED, AquaBounty Technologies, Inc. (hereinafter called “Maker”), by this promissory note (hereinafter called the “Note”), promise unconditionally to pay to the order of Commas International LLC- (hereinafter called “Lender”), the principal sum of up to One Million Dollars ($1,000,000), (or such lesser amount as shall equal the aggregate unpaid principal amount of the advances made by the Lender to the Maker recorded as draws on the attached Schedule 1) and to pay interest on the principal sum remaining unpaid hereunder on each such draw at the interest rate provided on Schedule 1 from the date of such draw indicated on Schedule 1 until said principal sum shall have been paid in full.

1. Interest; Payments.

1.1. Interest.  The principal sum outstanding on each draw shall bear interest from the date indicated on Schedule 1 until such principal sum has been paid in full.  Interest shall be payable within five (5) business days after each anniversary of the date of this note on each draw hereunder at the interest rate specified for such draw, and if not paid on such date shall be compounded annually on each such anniversary date; and in any event interest on any draw hereunder shall be paid in full upon the payment of the unpaid principal balance of such draw.

1.2. Principal Payments. The principal sum of each draw shall be payable on the date set forth on Schedule 1 and in any event on the twenty-fifth anniversary of the date of this Promissory Note.

1.3. Optional Prepayments.  Maker may, at its option, prepay from time to time all or any part of any draw under this Note, without premium or penalty but together with interest on the principal amount so prepaid accrued to the date of prepayment.

1.4. Payments.  All payments made hereunder shall be applied first to accrued and unpaid interest and then to the unpaid principal hereof.  Except as otherwise expressly provided herein, all payments made hereunder (whether of principal, interest, or otherwise) shall be in United States Dollars, to the account of the Lender in immediately available funds paid pursuant to Lender’s written instructions, and shall be applied to payment of the separate draws hereunder as specified by Maker at the time of such payment or if not so specified to the earliest of such draws as to which amounts are outstanding at the time of the payment.  The Maker shall notify the Lender by telephone or written notice of all payments made pursuant to the above instructions.

1.5. Payments to be Free of Deductions.  All payments by the Maker under this Note shall be made without set-off or counterclaim and free and clear of and without deduction for any and all present and future taxes, levies, imposts, deductions, charges, withholdings and all liabilities with respect thereto.

2. Miscellaneous Provisions.
2.1. Further Covenants and Agreements of Maker.

The Maker by executing this Note (i) consents and agrees to be bound by the provisions of this Note and promises, absolutely and unconditionally, to pay the principal of and interest on this Note as herein provided, (ii) waives (to the fullest extent allowed by law) all requirements of diligence in collection, presentment, notice of non-payment, protest, notice of protest, suit and all other conditions precedent in connection with the collection and enforcement of this Note, and (iii) agrees that no renewal or extension of this Note (including a renewal or extension in which this Note is surrendered), no change in the rate of interest payable hereon, no delay in the enforcement of payment of this Note or the indebtedness evidenced hereby, and no delay or omission in exercising any right or power under this Note or the indebtedness evidenced hereby, shall affect the liability hereon of the Maker.

None of the provisions hereof, and none of Lender’s rights or remedies hereunder on account of any past or future defaults, shall be deemed to have been waived by Lender’s acceptance of any past due amount or by any indulgence granted by Lender to the Maker.

This Note shall be binding upon the Maker and his successors and assigns.

2.2. Limitation on Interest.  All agreements between Maker and Lender contained herein are hereby expressly limited so that in no contingency or event whatsoever whether by reason of acceleration of maturity of this Note, or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance or detention of the principal amounts evidenced by this Note exceed the maximum permissible under applicable law the benefit of which may be asserted by Maker as a defense, and if, from any circumstances whatsoever, fulfillment of any provision of this Note at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, or if from any circumstances Lender should ever receive as interest under this Note such an excessive amount, then, ipso facto, the amount which would be excessive interest shall be applied to the reduction of the principal balance as evidenced by this Note and not to the payment of interest.

2.3. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

2.4. WAIVER OF JURY TRIAL.  EXCEPT TO THE EXTENT PROHIBITED BY LAW WHICH CANNOT BE WAIVED, THE MAKER HEREBY WAIVES TRIAL BY JURY IN CONNECTION WITH ANY ACTION OR PROCEEDING OF ANY NATURE WHATSOEVER ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS NOTE AND IN CONNECTION WITH SUCH ACTION OR PROCEEDINGS WHETHER ARISING UNDER STATUTE (INCLUDING ANY FEDERAL OR STATE CONSTITUTION) OR UNDER THE LAW OF CONTRACT, TORT OR OTHERWISE, INCLUDING WITHOUT LIMITATION, ANY CHALLENGE TO THE LEGALITY, VALIDITY, BINDING EFFECT OR ENFORCEABILITY OF THIS PARAGRAPH OR THIS NOTE.

2.5. Notices. All notices or other communications which are to be provided under any provision of this Note shall be in writing and shall be given by hand or mailed by first class, 2 registered or certified mail, postage prepaid.  Any such notice shall be deemed to have been given on, and such notice shall be deemed dated, the date when the same shall have been deposited for mailing with postage prepaid, in the United States post office, or the date delivered by hand to the party to whom such notice is given, as the case may be.  All notices to be given to the Maker shall be addressed to it at the following address:  233 Ayer Road, Suite 4, Harvard, MA 01451.  All notices to be given to the Lender shall be addressed to it at  75 Rockefeller Plaza suite 25A. New York, NY 10019 or at such other address as the Lender may designate by like notice.

WITNESS the execution hereof under seal as of the day and year first above written.

AQUABOUNTY TECHNOLOGIES, INC.

/s/ David Frank

                                                                                   David Frank

                                                                                   Interim Chief Executive Officer

Exhibit 10.1

Schedule 1 to Promissory Note dated October  29  , 2026

Draws Made

Amount	Date	Interest Rate	Principal Payments	Unpaid Principal Balance	Due Date
$500,000	10/29/2026	9%		$500,000	10/29/2028